NORTHROP GRUMMAN CORPORATION

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-67266, 333-61936, 333-100179, 333-100180, 333-103429, 333-107734 and 333-121104 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290 and 333-77056 on Form S-3; and Registration Statements Nos. 333-40862, 333-54800 and 333-83672 on Form S-4 of our reports dated March 1, 2005, relating to the financial statements and financial statement schedule of Northrop Grumman Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2004.

Deloitte & Touche LLP

Los Angeles, California

March 1, 2005